   As filed with the Securities and Exchange Commission on December 18, 1998
                                                     Registration No. 333-______
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               -------------------

                          ABOVENET COMMUNICATIONS INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                           4813                   77-0424796
  (State or other jurisdiction     (Primary Standard Industrial      (IRS Employer
of incorporation or organization)   Classification Code Number)   Identification No.)

                     50 W. SAN FERNANDO STREET, SUITE #1010
                           SAN JOSE, CALIFORNIA 95113
                                 (408) 367-6666
               (Address of principal executive offices) (Zip Code)
                               -------------------

             ABOVENET COMMUNICATIONS INC. 1998 STOCK INCENTIVE PLAN
         ABOVENET COMMUNICATIONS INC. 1998 EMPLOYEE STOCK PURCHASE PLAN
                  ABOVENET COMMUNICATIONS INC. 1997 STOCK PLAN
               ABOVENET COMMUNICATIONS INC. 1996 STOCK OPTION PLAN
     SHARES ACQUIRED UNDER WRITTEN COMPENSATION AGREEMENT WITH SHERMAN TUAN
      SHARES AND OPTIONS GRANTED UNDER WRITTEN COMPENSATION AGREEMENT WITH
                                WARREN J. KAPLAN
                            (Full title of the Plans)
                               -------------------

                                  SHERMAN TUAN
                              CHAIRMAN OF THE BOARD
                           AND CHIEF EXECUTIVE OFFICER
                          ABOVENET COMMUNICATIONS INC.

                     50 W. SAN FERNANDO STREET, SUITE #1010
                           SAN JOSE, CALIFORNIA 95113
                     (Name and address of agent for service)
                                 (408) 367-6666
          (Telephone number, including area code, of agent for service)
                               -------------------

                                  CALCULATION OF REGISTRATION FEE
============================================================================================================
         Title of                                         Proposed Maximum  Proposed Maximum
        Securities                          Amount           Offering          Aggregate         Amount of
           to be                             to be             Price            Offering        Registration
        Registered                       Registered(1)       per Share          Price(2)            Fee
        ----------                       -------------    ----------------  ----------------    ------------

AboveNet Communications Inc.
1998 Stock Incentive Plan
    Options                                1,562,500            N/A                N/A               N/A
    Common Stock (par value $.001)      1,562,500 shares     $12.9375(2)     $20,214,843.75(2)     $5,619.73

AboveNet Communications Inc.
1998 Employee Stock Purchase Plan
    Common Stock (par value $.001)       156,250 shares      $12.9375(2)      $2,021,484.38(2)       $561.98

AboveNet Communications Inc.
1997 Stock Plan and
AboveNet Communications Inc.
1996 Stock Option Plan
Options                                  1,433,159               N/A              N/A              N/A
    Common Stock (par value $.001)     1,433,159 shares          $4.67(3)    $6,692,852.53(3)    $1,860.62


Shares Acquired Under Written
Compensation Agreement with
Sherman Tuan
    Common Stock (par value $.001)        56,875 shares       $12.9375(2)      $735,820.32(2)      $204.56

Options Granted Under Written
Compensation Agreement with
Warren J. Kaplan
    Options                                  421,923              N/A              N/A               N/A
    Common Stock (par value $.001)       421,923 shares          $0.40(3)      $168,769.20(3)       $46.92

Shares Acquired Under Written
Compensation Agreement with
Warren J. Kaplan
    Common Stock (par value $.001)        70,082 shares        $12.9375(2)     $906,685.88(2)      $252.06


(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1998 Stock Incentive Plan, the 1998 Employee Stock Purchase Plan, the 1997 Stock Plan, the 1996 Stock Option Plan and the Shares Acquired under the Written Compensation Agreement with Sherman Tuan and the Shares and Options Granted Under Written Compensation Agreement with Warren J. Kaplan because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of AboveNet Communications Inc.

(2) Calculated only for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Common Stock of AboveNet Communications Inc. on the Nasdaq National Market on December 15, 1998.

(3) Calculated only for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options.

                                EXPLANATORY NOTE


        Pursuant to General Instruction C of Form S-8, this Registration Statement contains a prospectus meeting the requirements of Part I of Form S-3 relating to the reoffer by a certain individual of shares of common stock, par value $0.001 per share, of AboveNet Communications, Inc. acquired pursuant to a Written Agreement.

                          ABOVENET COMMUNICATIONS, INC.

         FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                         REQUIRED BY PART I OF FORM S-3



Form S-3 Item Number                             Location/Heading in Prospectus
--------------------                             ------------------------------
1.  Forepart of Registration Statement and       Cover page
    Outside Front Cover page of Prospectus
2.  Inside Front and Outside Back Cover          Available Information; Incorporation of
    Page of Prospectus                           Certain Information by Reference
3.  Summary Information, Risk Factors and        Risk Factors
    Ratio of Earnings to Fixed Charges
4.  Use of Proceeds                              Not applicable
5.  Determination of Offering Price              Not applicable
6.  Dilution                                     Not applicable
7.  Selling Security Holder                      Selling Security Holder
8.  Plan of Distribution                         Plan of Distribution
9.  Description of Securities to be              Not Applicable
    Registered
10. Interests of Named Experts and Counsel       Not Applicable
11. Material Changes                             Not Applicable
12. Incorporation of Certain Information         Documents Incorporated by Reference
13. Disclosure of Commission Position on         Indemnification
    Indemnification for Securities Act
    Liabilities

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference

        AboveNet Communications Inc. ("AboveNet") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

        (a) AboveNet's prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with Registration Statement No. 333-63141 on Form S-1 filed with the SEC on September 10, 1998, the amendment filed on October 5, 1998 the amendment filed on October 21, 1998, the amendment filed on November 6, 1998, the amendment filed on November 16, 1998, the amendment filed on December 7, 1998 and the amendment filed on December 8, 1998, in which there are set forth audited financial statements for AboveNet's fiscal years ended June 30, 1997 and 1998;

        (b) AboveNet's Registration Statement No. 0-25063 on Form 8-A filed with the SEC on November 16, 1998 under Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), together with amendments thereto, in which there is described the terms, rights and provisions applicable to AboveNet's outstanding Common Stock.

        All reports and definitive proxy or information statements filed under
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall also be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

        Not Applicable.

Item 5. Interests of Named Experts and Counsel

        Not Applicable.

Item 6. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. AboveNet's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. AboveNet's Certificate of Incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to AboveNet and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to AboveNet for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. AboveNet has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide AboveNet's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed

        Not Applicable.

Item 8. Exhibits

Exhibit Number      Exhibit

        4 Instrument Defining Rights of Stockholders. Reference is made to AboveNet's Registration Statement No. 0-25063 on Form 8-A, which is incorporated herein by reference under Item 3(d) of this Registration Statement.

        5 Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

        23.1        Independent Auditors' Consent.

        23.2 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

        24 Power of Attorney. Reference is made to page II-5 of this Registration Statement.

        99.1        Written Compensation Agreement with Sherman Tuan.

        99.2        Written Compensation Agreement with Warren J. Kaplan.

Item 9. Undertakings

        A.      AboveNet hereby undertakes:

                (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

                        (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act,

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by AboveNet under Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement;

                (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and

                (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of AboveNet's 1998 Stock Incentive Plan, the 1998 Employee Stock Purchase Plan, the 1997 Stock Plan, the 1996 Stock Option Plan, the Shares Acquired under the Written Compensation Agreement with Sherman Tuan and the Shares and Options Granted Under the Written Compensation Agreement with Warren
J. Kaplan.

        B. AboveNet undertakes that, for purposes of determining any liability under the 1933 Act, each filing of AboveNet's annual report under
Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of AboveNet under the indemnification provisions summarized in Item 6 or otherwise, AboveNet has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AboveNet of expenses incurred or paid by a director, officer or controlling person of AboveNet in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, AboveNet will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

REOFFER PROSPECTUS

                                   SIGNATURES



        The Securities Act of 1933, as amended, requires that AboveNet certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has had this Registration Statement signed on its behalf by the undersigned, who is duly authorized, in the City of San Jose, State of California on this 18th day of December, 1998.


                                       ABOVENET COMMUNICATIONS INC.


                                       By: /s/  SHERMAN TUAN
                                           -------------------------------------
                                           Chief Executive Officer



                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS:

        That the undersigned officers and directors of AboveNet Communications Inc., a Delaware corporation, do hereby constitute and appoint Sherman Tuan and Stephen P. Belomy, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Under the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                              Title                                           Date
---------                              -----                                           ----

/s/     SHERMAN TUAN                   Chairman of the Board,
----------------------------------        Chief Executive Officer and           December 18, 1998
        Sherman Tuan                      Director
                                          (Principal Executive Officer)



/s/     DAVID F. LARSON                Senior Vice President and Chief          December 18, 1998
----------------------------------        Financial Officer
        David F. Larson                   (Principal Financial Officer)

REOFFER PROSPECTUS



/s/     KEVIN HOURIGAN                  Vice President of Finance and           December 18, 1998
----------------------------------        Controller (Chief Accounting
        Kevin Hourigan                    Officer)


/s/     PETER C. CHEN, Ph.D.            Vice Chairman of the Board              December 18, 1998
----------------------------------        and Director
        Peter C. Chen, Ph.D.


/s/     WARREN J. KAPLAN                President, Chief Operating Officer      December 18, 1998
----------------------------------        and Director
        Warren J. Kaplan


/s/     ROBERT A. BURGELMAN             Director                                December 18, 1998
----------------------------------
        Robert A. Burgelman


/s/     FRANK R. KLINE                  Director                                December 18, 1998
----------------------------------
        Frank R. Kline


/s/     JAMES SHA                       Director                                December 18, 1998
----------------------------------
        James Sha


/s/     TOM SHAO, Ph.D.                 Director                                December 18, 1998
----------------------------------
        Tom Shao, Ph.D.


/s/     KIMBALL W. SMALL                Director                                December 18, 1998
----------------------------------
        Kimball W. Small


/s/     FRED A. VIERRA                  Director                                December 18, 1998
----------------------------------
        Fred A. Vierra

REOFFER PROSPECTUS


                                 126,975 Shares
                          AboveNet Communications Inc.
                                  Common Stock

        This Reoffer Prospectus relates to 126,975 shares of the Common Stock, par value $.001 (the "Common Stock"), of AboveNet Communications Inc. (the "Company"), which may be offered from time to time by the Registered Stockholders named herein (the "Registered Stockholders"). It is anticipated that the Registered Stockholders will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Registered Stockholders will be borne by such Registered Stockholders.

        The Company's Common Stock is traded on the Nasdaq National Market System under the symbol ABOV. On December 15, 1998, the average of the high and low selling prices of the Common Stock was $12.9375 per share.

        The Registered Stockholders and any broker executing selling orders on behalf of the Registered Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

          THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE
       CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE
                                   INVESTMENT.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

        No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Registered Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

        The date of this Prospectus is December 15, 1998.

                              AVAILABLE INFORMATION

        The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

        A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to the Stock Plan Administrator, AboveNet Communications Inc., 50 W. San Fernando Street, Suite #1010, San Jose, California 95113. The Company's telephone number is (408) 367-6666.



                                TABLE OF CONTENTS

                                                                                          Page
THE COMPANY..................................................................................3

RISK FACTORS.................................................................................5

REGISTERED STOCKHOLDERS.....................................................................16

PLAN OF DISTRIBUTION........................................................................17

DOCUMENTS INCORPORATED BY REFERENCE.........................................................18

INDEMNIFICATION.............................................................................18

                                  THE COMPANY

     AboveNet Communications Inc. ("AboveNet" or the "Company") is a leading provider of high performance, managed co-location and Internet connectivity solutions for electronic commerce and other mission-critical Internet operations. AboveNet has developed a network architecture based upon two strategically located, fault-tolerant facilities that combine content co-location services with direct ISP access to create Internet Service Exchanges ("ISXs"). As of September 30, 1998, the Company had 171 public and private data exchange connections, known as peering arrangements, including relationships with top-tier network providers. The Company's network architecture and extensive peering relationships are designed to reduce the number of network connections or "hops" for data travelling across the Internet. Furthermore, the convergence of content providers and ISPs at AboveNet's ISXs enables these ISPs to provide their users with "one hop" connectivity, through AboveNet's local area network, to the co-located content site. As of September 30, 1998, the Company had 316 customers including a wide range of Internet content providers, Web hosting companies and ISPs.

     The Internet has experienced tremendous growth and is emerging as a global medium for communications and commerce. Internet-based businesses and other enterprises need non-stop, non-congested, fault-tolerant and scalable Internet operations to allow them to perform mission-critical digital communication and electronic commerce transactions globally over the Internet. However, many businesses that are seeking to establish these sophisticated Internet operations lack the resources and expertise to cost-effectively develop, maintain and enhance the necessary facilities and network systems. As a result, many enterprises are seeking outsourcing arrangements to enhance Web site reliability and performance, provide continuous operation of their Internet solutions and reduce related operating expenses. Forrester Research, Inc.(1) estimates that by 2002, approximately 40% of complex Web sites will be outsourced and that Internet hosting revenues for complex sites will increase from approximately $200 million in 1997 to approximately $8.0 billion by 2002.

     AboveNet's solutions are designed to be highly scalable and flexible to meet the needs of its customers as their Internet operations expand. AboveNet charges its customers based on space and bandwidth utilization, providing customers a flexible, cost-effective method to increase their Internet operations. The Company's services are designed to enhance performance through redundant and high speed network design and 24x7 monitoring, notification and diagnosis. AboveNet's proprietary ASAP software monitors all of the Company's direct and indirect network connections for latency and packet loss, allowing its network engineers to enhance performance by dynamically rerouting traffic to avoid congested points. The Company also provides its customers with sophisticated monitoring, reporting and management tools that can be remotely accessed by the customer to control its Internet operations. By providing a means to reduce the number of "hops" in the transmission of data, the Company believes that its network design can provide significant benefits to ISPs as they seek to gain fast, reliable access to content.

     The Company's objective is to become the leading global Internet Service Exchange for business enterprises and ISPs that require high-bandwidth, mission-critical Internet operations. To achieve this objective, the Company intends to: (i) increase awareness of the AboveNet name on a global basis;

---------------

    (1) Forrester Research, Inc. estimates are based upon interviews with more than 41,000 households as part of its "Technographics '98" survey. In addition, the report stated that 81 ISPs were asked to provide detailed unit sales, prices and projections for 1996 through 1998. The ISP data was extrapolated to provide a total current market size and direction. Finally, 22 vendors of hosting services and related organizations were contacted. There can be no assurances that actual results will not differ materially from those estimated.


(ii) expand its customer base through increased sales and marketing efforts;
(iii) expand its global ISX network by connecting centralized facilities in key domestic and international locations; (iv) leverage its ISX model to increase its customer base and generate recurring revenues; and (v) address the emerging requirements of Internet technologies such as audio and video streaming and voice over IP.

     The Company's customers include CNET Download.com, Dacom America, Electronic Arts Inc., Got.Net, Imagine Radio, IntelliChoice, Inc., iXL, Inc., Netscape Communications Corporation, RealNetworks, Inc. and The Web Zone, Inc. The Company intends to expand its customer base by substantially expanding its sales organization, as well as establishing and expanding relationships with potential channel partners including hardware vendors, value added resellers, system integrators and Web hosting companies, to leverage their sales organizations. The Company also plans to invest in building the AboveNet brand through an integrated marketing plan, including traditional and online advertising in business and trade publications, trade show participation, direct mail and public relations campaigns.

     The Company was incorporated in California in March 1996 and reincorporated in Delaware in November 1998. The Company's principal executive offices are located at 50 W. San Fernando Street, Suite #1010, San Jose, California 95113, and its telephone number is (408) 367-6666.

     EtherValve is a registered trademark of the Company. Cabriolet and MRTG are trademarks of the Company. The Company has applied for federal trademark registration for the following names: AboveNet APS, ASAP, As-Ur-Here, Internet Service Exchange and ISX. All other trademarks, servicemarks or tradenames referred to in this Prospectus are the property of their respective owners.

        AboveNet's executive offices are located at 50 W. San Fernando Street, Suite #1010, San Jose, California 95113. The Company's telephone number is (408) 367-6666.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements based on current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. The Company's actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed below and elsewhere in this Prospectus.

     Limited Operating History; History of Losses; Expected Continued
Losses. The Company was incorporated in March 1996 and has experienced operating losses in each quarterly and annual period since inception. The Company experienced net losses of $1.8 million, $5.4 million and $3.4 million in fiscal years 1997 and 1998, and for the three months ended September 30, 1998, respectively, and, as of September 30, 1998, had an accumulated deficit of approximately $10.7 million. The Company began offering its co-location and Internet connectivity services to content providers in July 1996, and introduced its co-location and Internet connectivity services to ISPs in August 1997. The Company began operating its second ISX facility in Vienna, Virginia in July 1998. The revenue and income potential of the Company's business and market is unproven, and the Company's limited operating history makes an evaluation of the Company and its prospects difficult. The Company and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving market for co-location and Internet connectivity services. The Company expects to continue making significant investments to (i) substantially increase its sales and marketing activities and
(ii) establish a second ISX facility in San Jose, California of approximately 110,000 square feet, including approximately 50,000 square feet of co-location space. The Company believes that it will continue to experience net losses on a quarterly and annual basis for the foreseeable future, and such losses are expected to increase significantly from current levels. To achieve or sustain profitability, among other things, the Company must substantially grow its customer base, including maintaining existing customer relationships, expand domestically and internationally, provide scalable, reliable and cost-effective services, continue to grow its infrastructure to accommodate expanded and new facilities, additional customers and increased bandwidth use of its network, expand its channels of distribution, effectively establish its brand name, retain and motivate qualified personnel and continue to respond to competitive developments. Failure of the Company's services to achieve widespread market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition. Although the Company has experienced significant growth in revenues in recent periods, the Company does not believe that this growth rate is necessarily indicative of future operating results, and there can be no assurance that the Company will ever achieve profitability on a quarterly or an annual basis or, if achieved, will sustain profitability.

     Need to Grow and Retain Customer Base; Lengthy Sales Cycle. The Company's success is substantially dependent on the continued growth of its customer base and the retention of its customers. The Company's ability to attract new customers will depend on a variety of factors, including the willingness of businesses to outsource their mission-critical Internet operations, the reliability and cost-effectiveness of the Company's services and the Company's ability to effectively market such services. A majority of the Company's customer contracts are cancelable on 30 days' notice. In the past, the Company has lost customers to other service providers for various reasons, including as a result of lower prices and other incentives offered by competitors and not matched by the Company. Accordingly, there can be no assurance that the Company's customers will maintain or renew their commitments to use the Company's services. The Company intends to develop alternative distribution and lead generation relationships with potential channel partners including hardware providers, system integrators, value added resellers and Web hosting companies. Any failure by the Company to develop these relationships could materially and adversely impact the ability of the Company to generate increased revenues, which would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company typically experiences a lengthy sales cycle for its services, resulting, in part, from the importance to customers of securing Internet connectivity for mission-critical operations and the need to educate certain customers regarding the benefits of co-location and Internet connectivity services. Changes in the rate of growth in the Company's customer base, customer renewal rates and the sales cycle for the Company's services, have caused, and are expected in the future to cause, significant fluctuations in the Company's results of operations on a quarterly and an annual basis. In addition, the Company intends to significantly increase its sales and marketing expenditures. Due to the typically lengthy sales cycle for the Company's services, such expenses will occur prior to customer commitments for the Company's services. There can be no assurance that the increase in the Company's sales and marketing efforts will result in increased sales of the Company's services.

     Potential Fluctuations in Results of Operations. The Company has experienced significant fluctuations in its results of operations on a quarterly and annual basis. The Company expects to continue to experience significant fluctuations in its future quarterly and annual results of operations due to a variety of factors, many of which are outside the Company's control, including: demand for and market acceptance of the Company's services; capacity utilization of its ISX facilities; fluctuations in data communications and telecommunications costs; reliable continuity of service and network availability; customer retention; the timing and success of marketing efforts by the Company; the timing and magnitude of capital expenditures, including costs relating to the expansion of operations; the timely expansion of existing facilities and completion of new facilities; the ability to increase bandwidth as necessary; fluctuations in bandwidth used by customers; the timing and magnitude of expenditures for sales and marketing; introductions of new services or enhancements by the Company and its competitors; the timing of customer installations and related payments; the ability to maintain or increase peering relationships; provisions for customer discounts and credits; the introduction by third parties of new Internet services; increased competition in the Company's markets; growth of Internet use and establishment of Internet operations by mainstream enterprises; changes in the pricing policies of the Company and its competitors; changes in regulatory laws and policies; economic conditions specific to the Internet industry; and general economic factors. In addition, a relatively large portion of the Company's expenses are fixed in the short-term, particularly with respect to data communications and telecommunications costs, depreciation, real estate, interest and personnel, and therefore the Company's future results of operations will be particularly sensitive to fluctuations in revenues. In addition, the Company expects to incur compensation costs related to certain option grants and warrants, including a significant charge in the quarter that this offering is consummated. Furthermore, although the Company has not encountered significant difficulties in collecting its accounts receivable in the past, many of the Company's customers are in an emerging stage, and there can be no assurance that the Company will be able to collect receivables on a timely basis. The Company also expects that its sales may be affected by seasonality trends with decreased revenues during the summer months. Due to all of the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, as a result of the foregoing and other factors, the Company's results of operations in future periods may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock will likely be materially and adversely affected.

     Risks Associated with Recent and Planned Business Expansion. The Company recently opened its second ISX facility in Vienna, Virginia. The Company is also planning to develop a second ISX facility in San Jose, California of approximately 110,000 square feet, including approximately 50,000 square feet of co-location space. The new facility is targeted to open by the fall of 1999. The Company intends to initially complete the build-out of approximately 13,000 square feet of co-location space and to complete the build-out of additional co-location space incrementally over time based on customer demand. The Company intends to use a significant portion of the net proceeds of this offering to construct the new San Jose ISX facility. In addition, any build-out of incremental co-location space at the new facility may require the Company to obtain additional debt or equity financing. The Company will need to accomplish a number of objectives in order to successfully complete the development of the planned ISX facility, on a timely basis or at all, including obtaining necessary permits and approvals, passing required inspections, and hiring necessary contractors, builders, electricians, architects and designers. In addition, the development of this new facility could place a significant strain on the Company's management resources and could result in the diversion of management attention from the day-to-day operation of the Company's business. The successful development of the facility will require careful management of various risks associated with significant construction projects, including construction delay, cost estimation errors or overruns, equipment and material delays or shortages, inability to obtain necessary permits on a timely basis and other factors, many of which are beyond the Company's control. There can be no assurance with respect to the cost, timing or extent of any expansion or that the Company will be successful in expanding its operations, or developing the ISX facility planned for San Jose, California, as well as any new ISX facilities that the Company may want to establish in the future, on a timely basis, or at all. The Company's inability to establish its planned facility or to effectively manage its expansion would have a material adverse effect upon the Company's business, results of operations and financial condition. Furthermore, the Vienna, Virginia ISX facility and, if completed, the new San Jose ISX facility, will result in substantial new fixed and operating expenses, including expenses associated with hiring, training and managing new employees, purchasing new equipment, implementing power and redundancy systems, implementing multiple data communication and telecommunication connections, leasing additional real estate and depreciation. In addition, the Company will need to continue to implement and improve its operational and financial systems. If revenue levels do not increase sufficiently to offset these new expenses, the Company's operating results will be materially adversely impacted in future periods. There can be no assurance that the Company will accurately anticipate the customer demand for new facilities or that the Company will attract a sufficient number of customers.

     The Company also intends to make strategic minority investments in joint ventures and foreign companies that develop ISX facilities in Europe and Asia and to license its trademarks and technology to such entities. If the Company makes such investments, the Company will be dependent on these joint ventures and foreign companies to establish and operate ISX facilities. The ability of these joint ventures and foreign companies to successfully establish and operate ISX facilities is subject to a number of risks over which the Company will have little or no control, as a result of its anticipated minority ownership in such entities. There can be no assurance that these entities will be able to obtain the necessary data communications and telecommunications infrastructure in a cost-effective manner or compete effectively in international markets. In addition, there can be no assurance that any of these investments, if made, will result in the establishment of ISX facilities, or that such investment relationships will not be disrupted. Furthermore, to the extent that such entities use the AboveNet brand name and do not provide the same level of performance and service as the Company, their operations could have a material adverse effect on the Company's reputation and brand equity. Furthermore, certain foreign governments have enforced laws and regulations related to content distributed over the Internet that are more restrictive than those currently in place in the United States. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's global ISX strategy, business, results of operations and financial condition.

     Intense Competition. The market served by the Company is intensely competitive. There are few substantial barriers to entering the co-location service business, and the Company expects that it will face additional competition from existing competitors and new market entrants in the future. The Company believes that participants in this market must grow rapidly and achieve a significant presence in the market in order to compete effectively. There can be no assurance that the Company will have the resources or expertise to compete successfully in the future. In addition, many of the Company's current and potential competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than the Company. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing and incentive policies than can the Company. In an effort to gain market share, certain of the Company's competitors have offered co-location services similar to those of the Company at lower prices than those of the Company or with incentives not matched by the Company, including free start-up and domain name registration, periods of free service and low-priced Internet access. As a result of these policies, the Company may encounter increasing pricing pressure which could result in loss of customers and have a material adverse effect on its business, results of operations and financial condition.

     In addition, certain of the Company's competitors have entered and will likely continue to enter into joint ventures, consortiums or consolidations to provide additional services competitive with those provided by the Company. As a result, such competitors may be able to provide customers with additional benefits in connection with their co-location and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to the Company's services. There can be no assurance that the Company will be able to offset the effects of any such price reductions. The Company believes that companies seeking co-location and Internet connectivity providers for their mission-critical Internet operations may use more than one company to provide this service. As a result, these customers would be able to more easily shift the amount of service and bandwidth usage from one provider to another. The Company may also face competition from its suppliers.

     Management of Growth; Dependence on Key Personnel. The Company has recently experienced a period of rapid growth with respect to the expansion of its ISX facilities and its customer base. The Company's ability to manage effectively its recent growth and any future growth will require it to continue to expand its operating and financial procedures and controls, to replace or upgrade its operational, financial and management information systems and to attract, train, motivate, manage and retain key employees. The Company is currently upgrading its financial and management information systems. There can be no assurance that the Company will be able to implement such new systems successfully or on a timely basis. The Company also is dependent upon its ability to increase substantially the size of its sales and marketing organization. The market for highly qualified sales and marketing personnel is very competitive. There can be no assurance that the Company will be successful in meeting its hiring goals or that any new employees will be successful in expanding the Company's customer base. The Company's growth has placed, and if it continues, will place, a significant strain on the Company's financial, management, operational and other resources. If the Company's management is unable to effectively manage any further growth that may occur, the Company's business, results of operations and financial condition would be materially adversely affected.

     The Company has recently hired many key employees and officers, including its President and Chief Operating Officer, its Senior Vice President of Sales and Marketing, its Vice President of International-Europe, its Vice President of Sales, its Vice President of Construction and Real Estate and most recently, its Chief Financial Officer. As a result, the Company's management team has worked together for only a brief time. The Company's ability to effectively execute its strategies will depend in part upon its ability to integrate these and future managers into its operations. The Company also has plans to hire additional executive management personnel, including a Vice President of Marketing. If the Company's executives are unable to manage growth effectively, the Company's business, results of operations and financial condition could be materially adversely affected. The Company's success also depends in significant part upon the continued services of its senior management and key technical and sales personnel, including the Company's Chief Executive Officer, Sherman Tuan, President and Chief Operating Officer, Warren J. Kaplan, Chief Technical Officer, David Rand, and Senior Vice President of Sales and Marketing, David Dembitz. The Company maintains a key man insurance policy in the amount of approximately $1.1 million on the life of Mr. Tuan, but does not maintain such insurance with respect to any other executive officers. Any officer or employee of the Company can terminate his or her relationship with the Company at any time. The loss of the services of one or more of the Company's key employees or the Company's failure to attract additional qualified personnel could have a material adverse effect on the Company's business, results of operations and financial condition.

     Risk of System Failure. The Company's operations are dependent upon its ability to prevent system interruption and protect its network infrastructure and customers' equipment against damage from human error, fire, earthquakes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. The Company's existing and planned ISX facilities in San Jose, California are in an area that is subject to earthquakes and, as a result, are subject to greater risk of system interruption. Despite precautions taken, and planned to be taken, by the Company the occurrence of a natural disaster or other unanticipated problems such as human interference or mistake, unannounced or unexpected changes in transmission protocols or other technology, could result in interruptions in the services provided by the Company or significant damage to customer equipment. In addition, failure of any of the Company's data communication and telecommunication providers, such as MCI WorldCom, Sprint, Pacific Bell, Teleport Communications Group, a subsidiary of AT&T, and WinStar Communications, Inc., to provide the data communication and/or telecommunication capacity required by the Company, whether as a result of human error, a natural disaster or other operational disruption, could result in interruptions in the Company's services. Any damage to or failure of the systems of the Company or its service providers could result in reductions in, or terminations of, services supplied to the Company's customers, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company's reputation could be materially adversely affected. The Company may be subject to legal claims by its customers for disruption of service or damage to customer equipment. While the Company's customer contracts generally purport to eliminate the Company's liability for consequential or punitive damages or for damage to customer equipment not caused by the Company's gross negligence or willful acts, there can be no assurance that the Company would not be held liable for such damages.

     Risks Associated with Emerging Market for Network Management Services; Uncertainty of Acceptance of Services. The market for co-location and Internet connectivity services has only recently begun to develop, is evolving rapidly and likely will be characterized by an increasing number of market entrants. There is significant uncertainty regarding whether this market ultimately will prove to be viable or, if it becomes viable, that it will grow. The Company's future growth, if any, will be dependent on the growth of the Internet as a global communication and commerce medium, the growth of mission-critical Internet operations, the willingness of enterprises to co-locate and outsource Internet connectivity for their mission-critical Internet operations and the Company's ability to successfully and cost-effectively market its services to a sufficiently large number of customers. There can be no assurance that the market for the Company's services will develop, that the Company's services will be adopted or that businesses, organizations or consumers will significantly increase use of the Internet for commerce and communication. If this market fails to develop, or develops more slowly than expected, or if the Company's services do not achieve widespread market acceptance, the Company's business, results of operations and financial condition would be materially and adversely affected. In addition, in order to be successful in this emerging market, the Company must be able to differentiate itself from its competition through its service offerings and brand name recognition. There can be no assurance that the Company will be successful in differentiating itself or achieving widespread market acceptance of its services, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. In addition, there can be no assurance that the Company's business model of establishing centralized ISX facilities will be widely adopted over the model established by other outsource providers who have developed and are continuing to develop numerous geographically disbursed facilities. In addition, if the Company incurs increased costs or is unable, for technical or other reasons, to develop and introduce new services or enhancements of existing services in a timely manner, or if these or other new services do not achieve widespread market acceptance, the Company's business, results of operations and financial condition would be materially adversely affected.

     Risks Associated with Network Scalability. The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transport increase and to meet changing customer requirements. Due to the limited deployment of the Company's services to date, the ability of the Company's network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown, and the Company faces risks related to the network's ability to be scaled up to significantly greater customer levels while maintaining a high level of performance. To the extent customers' usage of bandwidth increases, the Company will need to make additional investments in its infrastructure to maintain adequate downstream data transmission speeds, the availability of which may be limited or the cost of which may be significant. There can be no assurance that additional network capacity will be available from third-party suppliers when it is needed by the Company. As a result, there can be no assurance that the Company's network will be able to achieve or maintain a sufficiently high data transmission capacity. The Company's failure to achieve or maintain high data transmission capacity could significantly reduce consumer demand for its services and have a material adverse effect on its business, results of operations and financial condition. In addition, as the Company upgrades its telecommunications infrastructure to increase bandwidth available to its customers, it may encounter equipment or software incompatibility which may cause delays in implementation. There can be no assurance that the Company will be able to expand or adapt its telecommunications infrastructure to meet additional demand or its customers' changing requirements, on a timely basis and at a commercially reasonable cost, or at all.

     Need to Maintain and Increase Peering Relationships. The Internet is comprised of several network providers who operate their own networks and interconnect their networks at various public and private peering points, through "peering arrangements" with one another. The Company's establishment and maintenance of peering relationships is necessary in order to effectively exchange traffic with ISPs without having to pay the higher costs of transit services and in order to maintain high network performance levels. These arrangements are not subject to regulation and are subject to revision in terms, conditions or costs over time. There is no assurance that ISPs will maintain peering relationships with the Company. In addition, increasing requirements or costs may be imposed on the Company in order to maintain peering relationships with ISPs, particularly national ISPs. Failure to maintain peering relationships would adversely affect the level of connectivity available to the Company's customers or cause the Company to incur additional operating expenditures by paying for transit, either of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if these network providers were to increase the pricing associated with utilizing their networks, the Company may be required to identify alternative methods through which it can distribute its customers' content. If the Company were unable to access on a cost-effective basis alternative networks to distribute its customers' content or pass through any additional costs of utilizing these networks to its customers, the Company's business, results of operations and financial condition would be materially adversely affected.

     Dependence upon Third Party Suppliers. The Company's success will depend upon third party network infrastructure providers, including the capacity leased from its telecommunications network suppliers. In particular, the Company is dependent on Sprint, MCI WorldCom and certain other data communication and telecommunication providers for its backbone capacity and is therefore dependent on such companies to maintain the operational integrity of its backbone. In addition, any significant increase in data communication or telecommunication costs could have a material adverse effect on the Company's business, results of operations and financial condition. MCI WorldCom is a current competitor and the Company's other data communications providers are potential competitors of the Company. Furthermore, the Company relies on a number of public and private peering interconnections to deliver its services. If the carriers that operate the Internet exchange points were to discontinue their support of the peering points and no alternative providers emerged, or such alternative providers increased the cost of utilizing the Internet exchange points, the distribution of content through the Internet exchange points, including content distributed by the Company, would be significantly constrained. Furthermore, as traffic through the Internet exchange points increases, if commensurate increases in bandwidth are not added, the Company's ability to distribute content rapidly and reliably through these networks will be materially adversely affected.

     The Company relies on other companies to supply certain key components of its network infrastructure, including networking equipment which, in the quantities and quality demanded by the Company, are available only from limited sources. Currently, the Company orders all of its routers from Cisco Systems, Inc. Although the Company believes that it could procure alternative sources to supply routers in the event routers from Cisco Systems, Inc. were unavailable, the Company would need to train its personnel in the use of alternative routers, which could cause delay or interruption in its services.

     Risks Associated with Potential Future Acquisitions. The Company may in the future pursue acquisitions of technologies or businesses. Future acquisitions by the Company may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt, or amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the

Company's business, results of operations or financial condition. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, and the potential loss of key employees of the acquired company. In the event that any such acquisitions occur, there can be no assurance that the Company's business, results of operations and financial condition would not be materially adversely affected.

     Dependence on Growth of Internet Use and Internet Infrastructure Development. The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only recently begun to develop, and the Company's success will depend in large part on continued growth in the use of the Internet, which in turn will depend on a variety of factors including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability. The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon alternative means of commerce and communications, generally will require the acceptance of a new medium of conducting business and exchanging information. Demand for and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including growth in consumer access to and acceptance of new interactive technologies, the development of technologies that facilitate interactive communication between organizations and targeted audiences and increases in user bandwidth. If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, the Company's business, results of operations and financial condition could be materially adversely affected. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of the Company's services. Potentially increased performance provided by the services of the Company and others is ultimately limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for the Company's services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

     Rapid Technological Change; Evolving Industry Standards. The Company's future success will depend, in part, on its ability to offer services that address the increasingly sophisticated and varied needs of its current and prospective customers and to respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Mission-critical Internet operations are complex and are characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business, that the Company will be able to incorporate such advances on a cost-effective or timely basis into its business or that such advances will not make the Company's services unnecessary or less cost-effective than using the new technology. Moreover, technological advances may have the effect of encouraging certain of the Company's current or future customers to rely on in-house personnel and equipment to furnish the services currently provided by the Company. In addition, keeping pace with technological advances in the Company's industry may require substantial expenditures and lead time. Although the Company currently intends to support emerging standards, there can be no assurance that industry standards will be established or, that if they become established, the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. The failure of the Company to conform to prevailing standards, or the failure of a common standard to emerge, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that products, services or technologies developed by others will not render the Company's services uncompetitive, unnecessary or obsolete.

     Security Risks. Customer operations at the Company's facilities have in the past experienced, and may in the future experience, delays or interruptions in service as a result of the accidental or intentional actions of

Internet users, current and former employees or others. Furthermore, such inappropriate access to the network by third parties could also potentially jeopardize the security of confidential information, such as credit card and bank account numbers, stored in the computer systems of the Company and its customers, which could result in liability to the Company and the loss of existing customers or the deterrence of potential customers. Although the Company implements security procedures and systems, such procedures and systems have been circumvented in the past, and there can be no assurance that unauthorized access, accidental or intentional actions and other disruptions will not occur in the future. The Company was recently sued by a customer alleging that the Company negligently allowed the customer's consultant access to the customer's servers located at the Company's San Jose facility. The costs required to minimize security problems could be prohibitively expensive and the efforts to address such problems could result in interruptions, delays or cessation of service to the Company's customers, which could have a material adverse effect on the Company's business, results of operations and financial condition. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet, especially as a means of conducting commercial transactions.

     Government Regulations and Legal Uncertainties. There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet. A number of laws and regulations have already been proposed or are currently being considered by federal, state and foreign legislatures. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. The adoption of any future laws or regulations might decrease the growth of the Internet, decrease demand for the services of the Company, impose taxes or other costly technical requirements or otherwise increase the cost of doing business or in some other manner have a material adverse effect on the Company or its customers, each of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. In addition, as the Company's services are available over the Internet in multiple states and foreign countries, and as the Company facilitates sales by its customers to end users located in such states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state or foreign country. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws may not currently apply to the Company's business, could have a material adverse effect on the Company's business, results of operations and financial condition.

     Risks Associated with Information Disseminated through the Company's Network. The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies, co-location companies and Internet access providers under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. The Company has in the past received, and may in the future receive, letters from recipients of information transmitted by the Company's customers objecting to the nature and content of the materials disseminated through the Company's networks. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. The imposition upon the Company and other Internet network providers of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain service offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. While the Company carries general liability insurance, it may not be adequate to compensate or may not cover the Company in the event the Company becomes liable for information carried on or disseminated through its networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that content distributed by certain of the Company's current or future customers will not be regulated or banned, which could reduce the Company's customer base. Certain businesses, organizations and individuals have in the past sent unsolicited commercial e-mails from servers hosted at the Company's facilities to massive numbers of people, typically to advertise products or services. This practice, known as "spamming," can lead to complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. There can be no assurance certain ISPs and other online services companies would not deny network access to the Company if undesired content or spamming were to be transmitted from servers hosted by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Limited Protection of Proprietary Technology; Risk of Infringement. The Company relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its services. The Company has no patented technology that would preclude or inhibit competitors from entering the Company's market. There can be no assurance that the steps taken by the Company to protect its intellectual property will prove sufficient to prevent misappropriation of the Company's technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect the Company's services or intellectual property rights to the same extent as do the laws of the U.S. To date, the Company has not been notified that the Company infringes the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all. As a result, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition.

     Uncertain Need and Availability of Additional Funding. The Company expects to incur significant expenditures as part of its planned expansion, including increases in sales and marketing expenses and expenditures for new and expanded co-location facilities. Although the Company believes that, following this offering, its cash reserves and available borrowings will be adequate to fund the Company's operations for at least the next 12 months, there can be no assurance that such sources will be adequate or that additional funds will not be required either during or after such 12 month period. In addition, any incremental development of additional co-location space at the planned ISX facility in San Jose, California will require additional debt or equity financing. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company or its stockholders. If additional funds are raised through the issuance of equity securities, the percentage ownership of the then current stockholders of the Company could be significantly diluted and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. If adequate funds are not available to satisfy either short or long-term capital requirements, the Company may be required to limit its operations and expansion plans significantly, sell assets, or seek to refinance outstanding obligations, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Year 2000 Risks. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company is in the process of establishing procedures for evaluating and managing the risks and costs associated with this problem and believes that its computer systems on a stand-alone basis are currently Year 2000 compliant. There can be no assurance, however, that the Company's computer systems are Year 2000 compliant. In addition, many of the Company's customers' and suppliers' Internet operations may be impacted by Year 2000 complications. The failure of the Company's customers or suppliers to ensure that their systems are Year 2000 compliant could have a material adverse effect on the Company's customers and suppliers resulting in decreased Internet usage or the delay or inability to obtain necessary data communication and telecommunication capacity, which in turn could have a material adverse effect on the Company's business, results of operations and financial condition.

     Substantial Influence by Principal Stockholders, Executive Officers and Directors. The Company's executive officers, directors and greater than 5% stockholders (and their affiliates), in the aggregate, own approximately 30% of the Company's outstanding Common Stock. As a result, such persons, acting together, have the ability to substantially influence all matters submitted to stockholders of the Company for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impeding a merger, consolidation, takeover or other business combination involving the Company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the value of the Company.

     Recently Established Trading Market for the Common Stock; Potential Volatility of Stock Price. The public market for the Common Stock was only established on December 10, 1998 and there can be no assurance that an active trading market will develop or be sustained.

     The market price of the shares of Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's results of operations, announcements of technological innovations, new services introduced by the Company or its competitors, changes in financial estimates by security analysts, conditions and trends in the Internet, general market conditions and other factors. Furthermore, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price to earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price to earnings ratios will be sustained. These broad market factors may adversely affect the market price of the Company's Common Stock. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition.

     Antitakeover Effects of Certain Charter Provisions, Bylaws and Delaware Law. Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Pursuant to the terms of the Company's Certificate of Incorporation which will be effective upon the consummation of this offering, the Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future (including, but not limited to, preferences of the Preferred Stock with respect to the payment of dividends and upon liquidation, dissolution or winding up). The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, certain provisions of the Company's Certificate of Incorporation eliminate the right of stockholders to act by written consent without a meeting. Furthermore the Company's Certificate of Incorporation provides for a classified Board of Directors such that approximately only one-third of the members of the Board of Directors are elected at each annual meeting of stockholders. Classified Boards may have the effect of delaying, deferring or discouraging changes in control of the Company. Further, certain provisions of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. Section 203 of the General Corporation Law of the State of Delaware, which is applicable to the Company, prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation.

     Shares Eligible for Future Sale. Sales of substantial amounts of the Company's Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after this offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity-related securities in the future at a time and price that the Company deems appropriate. In addition to the 126,975 shares of Common Stock offered hereby as of the date of this Prospectus, there are 12,817,680 shares of Common Stock outstanding, of which 7,817,680 are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). As of such date, approximately 62,500 Restricted Shares are eligible for sale in the public market and 43,682 Restricted Shares will be eligible for sale 84 days after such date. 5,187,345 Restricted Shares, which are subject to lock-up agreements with either the Company or CIBC Oppenheimer Corp., will be available for sale in the public market 174 days after such date, and the remaining Restricted Shares will be eligible for sale from time to time thereafter upon expiration of applicable holding periods under Rule 144 under the Securities Act. In addition, as of September 30, 1998, there were outstanding 1,555,756 options and 69,843 warrants to purchase Common Stock. CIBC Oppenheimer Corp. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the holders of approximately 7,359,131 Restricted Shares are entitled to certain rights with respect to registration of such shares for sale in the public market. If such holders sell in the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock.

     Dilution. The Company has issued options and warrants to acquire Common Stock at prices significantly below the price per share of $12.9375 as reported on the Nasdaq National Market on December 15, 1998. To the extent such outstanding options and warrants are exercised, there will be dilution.

                             REGISTERED STOCKHOLDERS

        The Reoffer Prospectus relates to shares of Common Stock which have been acquired by certain key employees of the Company, Sherman Tuan and Warren J. Kaplan, (the "Registered Stockholders"). Mr. Tuan acquired his shares of Common Stock pursuant to the exercise of options granted under the 1996 Stock Option Plan. The address of Mr. Tuan is 1927 Wellington Drive, Milpitas, California 95035. Mr. Kaplan acquired his shares of Common Stock pursuant to the Employment Agreement between the Company and such person dated as of November 10, 1997. The address of Mr. Kaplan is 14690 Stoneridge Drive, Saratoga, California 95070.

        The following table sets forth certain information with respect to the Registered Stockholders as of December 15, 1998:


                                     Number of           Number of        Number of    Percentage of
                      Position    Shares Owned as        Shares to         Shares      Shares Owned
    Registered          with             of                  be          Owned After       After
   Stockholder      the Company   December 9, 1998    Offered Hereby      Offering     Offering (1)

Sherman Tuan        Chief             181,875              56,875           125,000          *
                    Executive
                    Officer


Warren J. Kaplan    President          72,082              70,082             2,000          *
                    and Chief
                    Operating
                    Officer

 *  less than 1%.

(1) Percentage of ownership is calculated assuming 12,833,305 shares of Common Stock were outstanding on December 15, 1998.

        Shares of Common Stock covered by this Reoffer Prospectus may be offered and sold from time to time by the Registered Stockholders through brokers through the Nasdaq National Market System or otherwise, at the prices prevailing at the time of such sales. To the Company's knowledge, no specific brokers or dealers have been designated by the Registered Stockholders nor has any agreement been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Reoffer Prospectus. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Registered Stockholders. On December 15, 1998, the average of the high and low selling prices per share of the Common Stock as reported on the NASDAQ National Market System was $12.9375.


                              PLAN OF DISTRIBUTION

        The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Registered Stockholders. The Company understands that none of such shares will be offered through underwriters.

        Shares of Common Stock covered by this Reoffer Prospectus may be offered and sold from time to time by the Registered Stockholders through the NASDAQ National Market System, the over-the-counter market, negotiated transactions or otherwise, at the prices prevailing at the time of such sales, at prices relating to such prevailing market prices or at prices otherwise negotiated. To the Company's knowledge, no specific brokers or dealers have been designated by the Registered Stockholders nor has any agreement been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Reoffer Prospectus. The Registered Stockholders and any broker dealer through whom sales are made by the Registered Stockholders may be regarded as "underwriters" within the meaning of the Securities Act although the Registered Stockholders disclaims such status, and his compensation may be regarded as underwriter's compensation.

        The Company will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the individual Registered Stockholders will be borne by such Registered Stockholders.

        On December 15, 1998, the average of the high and low selling prices of the Common Stock, as reported on the NASDAQ National Market System, was $12.9375 per share.

                       DOCUMENTS INCORPORATED BY REFERENCE

        AboveNet Communications Inc. ("AboveNet") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

        (b) AboveNet's prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with Registration Statement No. 333-63141 on Form S-1 filed with the SEC on September 10, 1998, the amendment filed on October 5, 1998 the amendment filed on October 21, 1998, the amendment filed on November 6, 1998, the amendment filed on November 16, 1998, the amendment filed on December 7, 1998 and the amendment filed on December 8, 1998, in which there are set forth audited financial statements for AboveNet's fiscal years ended June 30, 1997 and 1998;

        (c) AboveNet's Registration Statement No. 0-25063 on Form 8-A filed with the SEC on November 16, 1998 under Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), together with amendments thereto, in which there is described the terms, rights and provisions applicable to AboveNet's outstanding Common Stock.

        All reports and definitive proxy or information statements filed under
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall also be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


                                 INDEMNIFICATION

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The Registrant's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit of the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

                                  EXHIBIT INDEX


Exhibit Number      Exhibit

        4 Instrument Defining Rights of Stockholders. Reference is made to AboveNet's Registration Statement No. 0-25063 on Form 8-A, which is incorporated herein by reference under Item 3(d) of this Registration Statement.

        5 Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

        23.1        Independent Auditors' Consent.

        23.2 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

        24 Power of Attorney. Reference is made to page II-5 of this Registration Statement.

        99.1        Written Compensation Agreement with Sherman Tuan.

        99.2        Written Compensation Agreement with Warren J. Kaplan.